Exhibit 10.13

September 15, 2021

SOAR Technology Acquisition Corp.

228 Park Avenue S PMB 74335

New York, New York 10003-1502

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the underwriting agreement (the “Underwriting Agreement”) entered into by and among SOAR Technology Acquisition Corp., a Cayman Islands exempted company (the “Company”), J.P. Morgan Securities LLC, RBC Capital Markets, LLC and BTIG LLC, as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 23,000,000 of the Company’s units (including 3,000,000 units that may be purchased pursuant to the Underwriters’ option to purchase additional units, the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in Section 1.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SOAR Technology Sponsor, LP (the “Sponsor”) and each of the undersigned (each, an “Insider” and, collectively, the “Insiders”) hereby agree with the Company as follows:

1. Definitions. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (ii) “Founder Shares” shall mean the 7,666,667 Class B ordinary shares of the Company, par value $0.00009374997861328610 per share, outstanding prior to the consummation of the Public Offering, (iii) “Private Placement Warrants” shall mean the warrants to purchase Ordinary Shares of the Company that will be acquired by the Sponsor for an aggregate purchase price of $9,000,000 (or up to $9,900,000 if the Underwriters exercise their option to purchase additional units), or $1.50 per Warrant, in a private placement that shall close simultaneously with the consummation of the Public Offering (including Ordinary Shares issuable upon conversion thereof), (iv) “Public Shareholders” shall mean the holders of Ordinary Shares included in the Units issued in the Public Offering, (v) “Public Shares” shall mean Ordinary Shares included in the Units issued in the Public Offering, (vii) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited, (vii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), and (viii) “Charter” shall mean the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be further amended, supplemented or otherwise modified from time to time.

2. Representations and Warranties.

(a) The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, represent and warrant to the Company that it, she or he has the full right and power, without violating any agreement to which it, she or he is a party or by which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer of the Company and/or a director on the Company’s board of directors (the “Board”), and each Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.

(b) Each Insider represents and warrants, with respect to itself, herself or himself, as applicable, that (i) such Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background, (ii) such Insider’s questionnaire furnished to the Company is true and accurate in all material respects, (iii) such Insider is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (iv) such Insider has never been convicted of, or pleaded guilty to, any crime (x) involving fraud, (y) relating to any financial transaction or handling of funds of another person or (z) pertaining to any dealings in any securities and is not currently a defendant in any such criminal proceeding and (v) such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3. Vesting of 50% of Sponsor’s Shares. The Sponsor agrees that upon and subject to the completion of the Business Combination (the “Business Combination Closing”), 50% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, one-half of which (or 25% of the Founder Shares then held by the Sponsor) shall vest only if the First Share Price Level (as defined below) is achieved on or after the first anniversary of the Business Combination Closing but before the fifth anniversary of the Business Combination Closing; and one-half of which (or 25% of the Founder Shares then held by the Sponsor) shall vest only if the Second Share Price Level is achieved on or after the first anniversary of the Business Combination Closing but before the fifth anniversary of the Business Combination Closing.

(a) Transfer of Unvested Founder Shares. The Sponsor agrees that it shall not Transfer any unvested Founder Shares prior to the date such Founder Shares become vested, except to the extent permitted by Section 7(c).

(b) Forfeiture of Unvested Founder Shares. Founder Shares, if any, that remain unvested at the fifth anniversary of the Business Combination Closing will be forfeited, and shall be transferred by the Sponsor to the Company without any consideration for such transfer. For the avoidance of doubt, the Founder Shares owned by the individual Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

(c) Share Price Level. For purposes of this Section 3, the “First Share Price Level” will be considered achieved only if the closing price of the Ordinary Shares on the New York Stock Exchange (or other exchange or other market where the Ordinary Shares are then traded) equals or exceeds $15.00 for any 20 trading days within a 30 trading day period on or after the first anniversary of the Business Combination Closing but before the fifth anniversary of the Business Combination Closing; and the “Second Share Price Level” will be considered achieved only if the closing price of the Ordinary Shares on the New York Stock Exchange (or other exchange or other market where the Ordinary Shares are then traded) equals or exceeds $20.00 for any 20 trading days within a 30 trading day period on or after the first anniversary of the Business Combination Closing but before the fifth anniversary of the Business Combination Closing. The First Share Price Level and Second Share Price Level will be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction.

(d) Sale. Notwithstanding the foregoing, in the event the Company enters into a binding agreement on or before the fifth anniversary of the Business Combination Closing with respect to a Sale (as defined below), all unvested Founder Shares shall vest on the day prior to the closing of such Sale. “Sale” shall mean the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Business Combination): (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of the Company immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For avoidance of doubt, following a transaction or business combination that is not a “Sale” hereunder, the equitable adjustment provisions of Section 8, shall apply, including, without limitation, to the performance vesting criteria set forth in this Section 3.

4. Forfeiture of Sponsor’s Shares Upon Partial or No Exercise of the Over-allotment Option in the IPO. The Company and the Sponsor agree that Section 3.1 of the Securities Subscription Agreement, dated February 5, 2021, between the Company and the Sponsor, shall be amended to read as follows: “In the event the Overallotment Option granted to the representative of the underwriters of the IPO is not exercised in full, the Subscriber acknowledges and agrees that it shall forfeit any and all rights to such number of Shares (up to an aggregate of 1,000,000 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Subscriber (and all other initial shareholders) will own an aggregate number of Shares (not including Shares issuable upon exercise of any warrants or any Ordinary Shares purchased by Subscriber in the IPO or in the aftermarket) equal to 25% of the issued and outstanding Ordinary Shares immediately following the IPO”.

5. Business Combination Vote. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Sponsor. The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, agrees that, if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such shareholder approval.

6. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Sponsor and each Insider hereby agree, with respect to itself, herself or himself, as applicable, that, in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption shall completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares, unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, if any, divided by the number of the then-outstanding Public Shares.

(b) The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, acknowledge that it, she or he, as applicable, has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, hereby further waive, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or a shareholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any other provision relating to the rights of holders of Public Shares (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

7. Lock-Up; Transfer Restrictions.

(a) The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, agree that it, she or he shall not Transfer any Founder Shares (the “Founder Shares Lock-Up”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-Up Period”).

(b) The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, agree that it, she or he shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares underlying such Private Placement Warrants until thirty (30) days after the completion of an initial Business Combination.

(c) Notwithstanding the provisions set forth in Sections 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any direct or indirect members or partners of the Sponsor or their respective affiliates, any affiliates of the Sponsor, any funds and accounts managed or advised by Inovia Capital Inc. (“Inovia”) and its affiliates, and to direct or indirect members or partners of such funds and accounts or any affiliates thereof, any employees of such affiliates or any funds or accounts advised by the Sponsor or its affiliates, (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) by private transfers or by other transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased, (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, (g) to the Company for no value for cancellation in connection with the consummation of a Business Combination, (h) in the event of the Company’s liquidation prior to the completion of a Business Combination or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that, in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and the other restrictions contained in this Letter Agreement.

(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider, with respect to itself, herself or himself, as applicable, agree that it, she or he shall not, without the prior written consent of the Representatives, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to any Units, Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, any Units, Ordinary Shares, Founder Shares, or Warrants, or publicly disclose the intention to undertake any of the foregoing, or (b) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Founder Shares, or Warrants or any such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of units or such other securities, in cash or otherwise, subject to certain exceptions enumerated in Section 4(h) of the Underwriting Agreement.

8. Adjustments. If, and as often as, there are any changes in the Company, the Founder Shares or the Private Placement Warrants by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company, the Company’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed. For avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in Section 3(a).

9. Remedies. The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under Sections 5, 6, 7, 10, 13 and 14, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

10. Payments by the Company. Except as disclosed in the Prospectus, none of the Sponsor, any director or officer of the Company or any of their respective affiliates shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

11. Director and Officer Liability Insurance. The Company shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Insiders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

12. Termination. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-Up Period and (ii) the liquidation of the Company.

13. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent registered public accounting firm) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case, net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or a Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

14. Forfeiture of Founder Shares. To the extent that the Underwriters do not exercise their option to purchase additional Units within 45 days from the date of the Prospectus in full (as further described in the Prospectus), the Sponsor agrees to automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares so that the number of Founder Shares will equal 25% of the sum of the total number of Ordinary Shares and Founder Shares outstanding at such time. The Sponsor and each Insider, with respect to itself, herself or himself, as applicable, further agree that, to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share capitalization or a share repurchase, as applicable, with respect to the Founder Shares immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 25% of the sum of the total number of Ordinary Shares and Founder Shares outstanding at such time.

15. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

16. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Insiders and each of their respective successors, heirs, personal representatives and permitted assigns and transferees.

17. Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

19. Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

20. Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

21. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or the electronic transmission.

[Signature Page Follows]

Sincerely,

SOAR TECHNOLOGY SPONSOR, LP
By:	JPK SEED CAPITAL, LLC, its
general partner

By:	/s/ Mark J. Coleman
Name: Mark J. Coleman
Title: Manager

[Signature Page to Letter Agreement—SOAR Technology Acquisition Corp.]

INSIDER:

By:	/s/ Mark J. Coleman
Name: Mark J. Coleman

By:	/s/ Vicky Bathija
Name: Vicky Bathija

By:	/s/ Chris Arsenault
Name: Chris Arsenault

By:	/s/ Martha Tredgett
Name: Martha Tredgett

By:	/s/ Greg Greeley
Name: Greg Greeley

By:	/s/ Patrick Pichette
Name: Patrick Pichette

By:	/s/ Jonathan Poulin
Name: Jonathan Poulin

By:	/s/ Peter Kern
Name: Peter Kern

[Signature Page to Letter Agreement—SOAR Technology Acquisition Corp.]

Acknowledged and Agreed:

SOAR TECHNOLOGY ACQUISITION CORP.

By:	/s/ Mark J. Coleman
Name: Mark J. Coleman
Title: Executive Vice President and General Counsel

[Signature Page to Letter Agreement—SOAR Technology Acquisition Corp.]